Exhibit 99.1

Contacts:

Vincent J. Milano

Vice President, Chief Operating Officer,

Chief Financial Officer and Treasurer

VIROPHARMA INCORPORATED

Phone (610) 321-6225

Will Roberts

Senior Director, Corporate Communications

VIROPHARMA INCORPORATED

Phone (610) 321-6288

VIROPHARMA INCORPORATED

Reports First Quarter 2007 Financial Results

Exton, PA, May 2, 2007 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the first quarter ended March 31, 2007.

Highlights since the beginning of 2007 included:

Clinical Pipeline:

•	Additional HCV-796 phase 1b data highlighting antiviral activity and tolerability presented at 2007 EASL conference.
•	Enrollment in the 500 mg cohorts (non-responders and treatment naïve) of our HCV-796 phase 2 trial is ongoing for second quarter completion;
•	Four-week treatment data from the 500 mg cohorts of our HCV-796 phase 2 trial anticipated in third quarter 2007; 12-week data from the 500 mg cohorts anticipated in fourth quarter 2007;
•	Start of maribavir Phase 3 in liver transplant expected in second quarter 2007; and
•	Decision reached to commercialize maribavir in Europe, independent of strategic partners.

Vancocin®:

•	Vancocin achieved $49 million in net sales;
•	Prescriptions for Vancocin grew 13 percent compared to first quarter of 2006, as estimated by IMS; and
•	Wholesaler inventory remained consistent with that at end of year 2006.

Financial:

•	Successful convertible debt offering completed, increasing cash by $219 million;
•	Working capital increased to $508 million; and
•	Cash, cash equivalents and short-term investments grew to $481 million.

Net sales of Vancocin® were $49.0 million for the first quarter of 2007, which compares to $29.2 million for the first quarter of 2006.

Operating income was $32.9 million for the first quarter of 2007, which compares to $13.4 million for the first quarter of 2006. Operating income for 2007 was impacted by increases in gross product margin, partially offset by increased costs to support our CMV and HCV development programs.

“The first quarter of 2007 was one of tremendous momentum throughout the organization; we made great strides in moving the clinical pipeline steadily forward, and our financial results for the period were very strong,” commented Michel de Rosen, ViroPharma’s chief executive officer. “We can today confirm our previously stated clinical timelines for 2007, including our expectation that we will start our second Phase 3 study of maribavir in solid organ transplant patients, and complete enrollment in the 500 mg cohorts of our Phase 2 clinical study of HCV-796 during the second quarter of this year. As such, we expect to disclose our 4-week treatment data from the 500 mg cohorts of this Phase 2 study of HCV-796 in the third quarter of 2007, and then to follow it with 12-week treatment data from the 500 mg cohorts in the fourth quarter. Operationally, prescriptions for Vancocin continued to be strong, up 13 percent over that of the first quarter of 2006. This, along with the completion of our convertible offering, drove our working capital up by $241 million to $508 million, the highest point in the company’s history.”

Continued de Rosen, “We recently made the important decision to commercialize maribavir not only in the U.S., but also in Europe, independent of strategic partners. We believe that this decision will provide great value to our shareholders over the long term, due to the value that we expect to be provided by commercializing this product in the U.S. and Europe. Cytomegalovirus is a worldwide disease; there are approximately the same numbers of transplant patients in Europe as there are here in the U.S. each year, all of whom are at heightened risk of potentially deadly CMV disease. As such, we will continue to be expeditious in our development, but focused on the global ramifications of this deadly disease.”

Net income was $22.1 million for the first quarter of 2007, which compares to $8.2 million for the first quarter of 2006. Net income per share for the quarter ended March 31, 2007 was $0.32 per share, basic and $0.31 per share, diluted, compared to a net income of $0.12 per share, basic and diluted, for the same period in 2006. The increase in net income primarily resulted from the impacts of increased operating income.

Operating Highlights

During the quarter ended March 31, 2007, net sales of Vancocin increased 67.7 percent compared to the same period in 2006 primarily due to units sold and the impact of price increases during 2007 and 2006. The quarter comparison was impacted by the timing of wholesaler purchasing decisions which included a decrease in wholesalers’ inventory levels during the 2006 period, as compared to the 2007 period where wholesalers’ inventory remained relatively constant. Based upon data reported by IMS Health Incorporated, prescriptions during the quarter ended March 31, 2007 exceeded prescriptions in the 2006 period by 12.9 percent.

The gross product margin rate (net product sales less cost of sales as a percent of net product sales) for Vancocin increased to over 90 percent from approximately 80 percent. The increase is the result of the price increases and lower cost of sales per unit. The lower cost per unit primarily results from the sale of units during the first quarter of 2007, which were manufactured by OSG Norwich and carried a lower inventory cost than the units sold during the first quarter of 2006 that were manufactured by Eli Lilly & Co.

The total remaining costs and expenses associated with operating income were $13.9 million and $10.3 million for the quarters ended March 31, 2007 and 2006, respectively.

The Company’s effective income tax rate was 39.4 percent and 40.1 percent for the quarters ended March 31, 2007 and 2006, respectively. Income tax expense includes federal and state income tax at statutory rates and the effects of various permanent differences.

Working Capital Highlights

As of March 31, 2007, ViroPharma’s working capital was approximately $507.7 million, which represents a $241.2 million increase from December 31, 2006. This increase is primarily the result of the senior convertible notes issued on March 26, 2007 and cash flows provided by sales of Vancocin, partially offset by the purchase of the Company’s corporate headquarters building.

The Company issued $250.0 million of 2 percent senior convertible notes due March 2017 in a public offering. Net proceeds from the issuance of the senior convertible notes were $241.8 million. The Company used a portion of the net proceeds to purchase a call spread for $23.3 million.

Looking ahead in 2007

ViroPharma is commenting upon previously announced guidance for the year 2007 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2007, ViroPharma expects the following

•	Net product sales are expected to be $195 to $205 million;

•	Gross margin rate for Vancocin is expected to exceed 90 percent;

•	Research and development (R&D) and marketing, general and administrative (MG&A) expenses, excluding the impact of SFAS 123R, are expected to be $60 to $72 million.

•

The SFAS 123R impact to the above expenses will be in the range of $7.5 to $8.5 million. Including the impact of SFAS 123R, the research and development (R&D) and marketing, general and administrative (MG&A) expenses are expected to be between $67.5 and $80.5 million.

Non-GAAP Disclosures

This press release includes non-GAAP financial information as the Company’s projected research and development and marketing, general and administrative expenses has been presented including and excluding the effect of stock option expense resulting from the application of SFAS 123R. The Company believes that presenting its research and development (R&D) expense and marketing, general and administrative (MG&A) expense in this release both with and without the impact of share-based compensation will allow investors to better understand the Company’s financial results and how such results compare with the Company’s prior results and current guidance.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on May 2, 2007 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (877) 366-0713 (domestic) and (302) 607-2000 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until May 16, 2007.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at

http://www.viropharma.com/docs/Vancocin_pi_2007.htm). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C virus (HCV). For more information on ViroPharma, visit the Company’s website at www.viropharma.com.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including the Company’s financial guidance for 2007, and the Company’s anticipated continued strong growth in net Vancocin sales and additional improvements in product margins over those of the full year of 2006. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s actual results may vary depending on a variety of factors, including:

•

the development of competitive generic versions of oral Vancocin, approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Vancocin;

•	fluctuations in wholesaler order patterns and inventory levels;
•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin to meet demand for the product;
•	changes in prescribing or procedural practices of infectious disease, gastroenterology and internal medicine doctors, including off-label prescribing of other products;
•	regulatory action by the FDA and other government regulatory agencies;
•	decreases in the rate of infections for which Vancocin is prescribed;
•	decrease in the sensitivity of the relevant bacteria to Vancocin;
•	changes in terms required by wholesalers, including fee-for-service contracts;
•	the timing and results of anticipated events in the Company’s CMV and HCV programs; and
•

the timing and nature of potential business development activities related to the Company’s efforts to expand its current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

These factors, and other factors, including, but not limited to those described in ViroPharma’s 2006 annual report on Form 10-K filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

Statements of Operations: (in thousands, except per share data)	Three months ended March 31,
	2007	2006
	(unaudited)
Revenue:
Net product sales	$49,029	$29,233
License fee and other revenue	—	141

Revenue	49,029	29,374

Costs and Expenses:
Cost of sales	2,230	5,674
Research and development	5,529	3,660
Marketing, general and administrative	6,973	5,320
Intangible amortization	1,376	1,275

Total costs and expenses	16,108	15,929

Operating income	32,921	13,445

Net loss on bond redemption	—	(1,127)
Interest income	3,580	2,222
Interest expense	(92)	(865)

Income before income tax expense	36,409	13,675
Income tax expense	14,351	5,487

Net income	$22,058	$8,188

Basic net income per share	$0.32	$0.12

Diluted net income per share	$0.31	$0.12

Shares used in computing net income per share
Basic	69,769	68,565

Diluted	71,547	70,268

Consolidated Balance Sheets: (in thousands)	March 31, 2007	December 31, 2006
Cash, cash equivalents and short-term investments	$480,626	$255,409
Working capital	507,675	266,443
Total assets	678,625	429,694
Total stockholders’ equity	412,721	411,899